Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated July 29, 2025.

Pricing Supplement dated, 2025 to the
Product Supplement MLN-EI-1 dated February 26, 2025,
Underlier Supplement dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank $• Autocallable Fixed Interest Barrier Notes Linked to the S&P 500® Index Due August 3, 2026
The Toronto-Dominion Bank (“TD” or “we”) is offering the Autocallable Fixed Interest Barrier Notes (the “Notes”) linked to the S&P 500® Index (the “Reference Asset”).
The Notes will pay an Interest Payment of $20.00 on an Interest Payment Date (including the Maturity Date), corresponding to a per annum rate of 8.00% (the “Interest Rate”), regardless of the performance of the Reference Asset, unless the Notes have previously been subject to an automatic call. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value, which is equal to 100.00% of the Initial Value. If the Notes are automatically called, on the first following Interest Payment Date (the “Call Payment Date”), we will pay you a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to the Interest Payment otherwise due, will depend on the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”) relative to the Barrier Value, which is equal to 85.00% of the Initial Value, calculated as follows:
•	If the Final Value is greater than or equal to the Barrier Value:
the Principal Amount of $1,000
•	If the Final Value is less than the Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change
If the Notes are not automatically called and the Final Value is less than the Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset from the Initial Value to the Final Value. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the return of the Principal Amount. If the Final Value is less than the Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes on the Pricing Date is expected to be between $955.00 and $985.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-17 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$4.70	$995.30
Total	$•	$•	$•
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.30 (99.53%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $4.70 (0.47%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $4.70 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Fixed Interest Barrier Notes Linked to the S&P 500® Index Due August 3, 2026

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement, the underlier supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Fixed Interest Barrier Notes
Term:	Approximately 12 months, subject to an automatic call
Reference Asset:	The S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
CUSIP / ISIN:	89115HND5 / US89115HND51
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Strike Date:	July 28, 2025
Pricing Date:	July 29, 2025
Issue Date:
August 1, 2025, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	July 29, 2026, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Maturity Date:	August 3, 2026, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Call Feature:
If the Closing Value of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:	6,389.77 (100.00% of the Initial Value), as determined by the Calculation Agent.

TD SECURITIES (USA) LLC	P-2

Call Observation Dates:	October 29, 2025, January 29, 2026 and April 29, 2026, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Interest Payment:
Unless the Notes have previously been subject to an automatic call, an Interest Payment will be paid to you on the corresponding Interest Payment Date regardless of the performance of the Reference Asset, in an amount equal to:
Principal Amount × Interest Rate × 1/4
All amounts used in or resulting from any calculation relating to an Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Interest Rate:	8.00% per annum, corresponding to an Interest Payment of $20.00 with respect to each applicable Interest Payment Date.
Interest Payment Dates:
With respect to each Call Observation Date, the third Business Day following each Call Observation Date and, with respect to the Final Valuation Date, the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to the Interest Payment otherwise due, we will pay a cash payment per Note equal to:
If the Final Value is greater than or equal to the Barrier Value:
Principal Amount of $1,000
If the Final Value is less than the Barrier Value:
$1,000 + ($1,000 × Percentage Change).
If the Notes are not automatically called and the Final Value is less than the Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:	6,389.77, which is the Closing Value of the Reference Asset on the Strike Date, as determined by the Calculation Agent.
Closing Value:
For the Reference Asset (or any “successor index” thereto, as defined in the product supplement) on any Trading Day, the Closing Value will be the closing value published by the sponsor (the “Index Sponsor”) as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.

Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date.
Barrier Value:	5,431.3045 (85.00% of the Initial Value), as determined by the Calculation Agent.
Monitoring Period:	Final Valuation Date Monitoring

TD SECURITIES (USA) LLC	P-3

Trading Day:	A day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an  administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”), allocated as specified herein under “Material U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Record Date:	The Business Day preceding the relevant Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Underlier Supplement dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
◾	Product Supplement MLN-EI-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value is less than the Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount.
The Potential Positive Return on the Notes Is Limited to the Interest Payments Paid on the Notes, Regardless of Any Appreciation of the Reference Asset.
The potential positive return on the Notes is limited to the Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of the Interest Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of the Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in the Reference Asset, in a security directly linked to the positive performance of the Reference Asset or a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if the Notes are not subject to an automatic call and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Return on the Notes is Not Linked to the Value of the Reference Asset at Any Time Other Than on the Call Observation Dates and, if the Notes Are Not Automatically Called, the Final Valuation Date.
Whether the Notes are automatically called will be based on the Closing Value of the Reference Asset only on the Call Observation Dates. Similarly, if the Notes are not automatically called, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual value of the Reference Asset at other times during the term of the Notes may be higher than the value on one or more Call Observation Dates or the Final Valuation Date, whether the Notes are automatically called and, otherwise, the Payment at Maturity will be based solely on the Closing Value of the Reference Asset on the applicable Call Observation Dates and the Final Valuation Date, respectively.
The Interest Rate Will Reflect, in Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Asset’s volatility, the more likely it is that the Closing Value of the Reference Asset could be less than the Call Threshold Value on a Call Observation Date or the Barrier Value on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of the Reference Asset. This greater risk will generally be reflected in a higher Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Interest Rate is set on the Strike Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of the Reference Asset could fall sharply on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.

TD SECURITIES (USA) LLC	P-6

Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated With the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset, the Reference Asset Constituents and the Reference Asset Constituent Issuers for your Notes. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement.
We Have No Affiliation With the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The index sponsor as specified under “Information Regarding the Reference Asset” (the “Index Sponsor”) is not an affiliate of ours and will not be involved in any offering of the Notes in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that could adversely affect the value of the Reference Asset and the return on the Notes. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.
Changes that Affect the Reference Asset May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of the Index Sponsor concerning the calculation of the Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting the Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
The S&P 500® Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its Reference Asset Constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-7

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the Reference Asset, and as a result, you may suffer substantial losses.
If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of the Reference Asset remains greater than or equal to the Barrier Value or increases to greater than the Call Threshold Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

TD SECURITIES (USA) LLC	P-8

Each Call Observation Date and the Final Valuation Date, and therefore the Corresponding Payment Dates (including the Maturity Date) are Subject to Market Disruption Events and Postponements.
Each Call Observation Date and the Final Valuation Date, and therefore the corresponding payment dates (including the Maturity Date), are subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Return On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payments due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive the amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-9

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Value, Closing Values, Final Values and Percentage Changes of the Reference Asset used to illustrate the Payment at Maturity or upon an automatic call are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of the Reference Asset, or the value of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Value of 6,500.00, a Call Threshold Value of 6,500.00 (100.00% of the Initial Value), a Barrier Value of 5,525.00 (85.00% of the Initial Value), an Interest Payment of $20.00 per Note (reflecting the Interest Rate of 8.00% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date or on the Final Valuation Date. The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — The Closing Value of the Reference Asset is Greater Than or Equal to the Call Threshold Value on the First Call Observation Date and the Notes are Automatically Called.
Call Observation Date	Closing Value	Payment (per Note)
First Call Observation Date (First Interest Payment Date)	7,000.00 (greater than or equal to the Call Threshold Value)	$1,000.00 (Principal Amount) + $20.00 (Interest Payment) $1,020.00 (Total Payment upon Automatic Call)
	Total Payment:	$1,020.00 (2.00% total return)
Because the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value on the first Call Observation Date, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,020.00 per Note, reflecting the Principal Amount plus the applicable Interest Payment, for a total return of 2.00% on the Notes. No further amounts will be owed under the Notes.
Example 2 — The Closing Value of the Reference Asset is Greater Than or Equal to the Call Threshold Value on the Third Call Observation Date and the Notes are Automatically Called.
Call Observation Date	Closing Value	Payment (per Note)
First through Second Call Observation Dates (First through Second Interest Payment Dates)	Various (all less than the Call Threshold Value and Barrier Value)	$40.00
Third Call Observation Date (Third Interest Payment Date)	7,500.00 (greater than or equal to the Call Threshold Value)	$1,000 (Principal Amount) + $20.00 (Interest Payment) $1,020.00 (Total Payment upon Automatic Call)
	Total Payment:	$1,060.00 (6.00% total return)
Because the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value on the third Call Observation Date, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,020.00 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $40.00 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,060.00 per Note, for a total return of 6.00% on the Notes. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-10

Example 3 — The Closing Value of the Reference Asset is Less Than the Initial Value on Each Call Observation Date, the Notes are NOT Automatically Called and the Final Value is Greater than or Equal to the Barrier Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Third Call Observation Dates (First through Third Interest Payment Dates)	Various (all less than the Call Threshold Value)	$60.00 (Aggregate Interest Payments)
Final Valuation Date (Fourth Interest Payment Date)	6,000.00 (greater than or equal to the Barrier Value)	$1,000 (Principal Amount) + $20.00 (Interest Payment) $1,020.00 (Total Payment on Maturity Date)
	Total Payment:	$1,080.00 (8.00% Total Return)
Because the Closing Value of the Reference Asset on each Call Observation Date prior to the Final Valuation Date is less than the Call Threshold Value, we will pay the Interest Payment on each Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value is greater than the Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,020.00 per Note, reflecting the Principal Amount plus the Interest Payment. When added to the Interest Payments of $60.00 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,080.00 per Note, for a total return of 8.00% on the Notes.
Example 4 — The Closing Value of the Reference Asset is Less Than the Initial Value on Each Call Observation Date, the Notes are NOT Automatically Called and the Final Value is Less Than the Barrier Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Third Call Observation Dates (First through Third Interest Payment Dates)	Various (all less than the Call Threshold Value)	$60.00 (Aggregate Interest Payments)
Final Valuation Date (Fourth Interest Payment Date)	2,600.00 (less than the Barrier Value)	$1,000 + ($1,000 × Percentage Change) = $1,000 + ($1,000 × -60.00%) = + $20.00 (Interest Payment) $420.00 (Total Payment on Maturity Date)
	Total Payment:	$480.00 (52.00% loss)
Because the Closing Value of the Reference Asset is less than the Call Threshold Value on each Call Observation Date, we will pay the Interest Payment on each Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value is less than the Barrier Value, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, equal to the Principal Amount plus the product of the Principal Amount and the Percentage Change, in addition to the Interest Payment in respect of the final Interest Payment Date, for a total of $420.00 per Note. When added to the Interest Payments of $60.00 paid in respect of the prior Interest Payment Dates, we will have paid you a total of $480.00 per Note, a loss of 52.00% on the Notes.
In this scenario, investors will suffer a percentage loss on the Principal Amount that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount.
Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-11

Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to the Reference Asset. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.
S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SPX from July 28, 2015 through July 28, 2025. The dotted lines represent the Call Threshold Value of 6,389.77 which is equal to 100.00% of the Initial Value, and the Barrier Value of 5,431.3045, which is equal to 85.00% of the Initial Value.

S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-12

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes:  (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”).  In accordance with this treatment, you agree to treat each Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:
Interest Rate	Interest on Debt Component	Put Option Component
8.00% per annum	[●]%	[●]%
We intend to treat the Debt Component as having a term of greater than one year, so that interest payments in respect of the Debt Component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale, automatic call or maturity of the Notes. At maturity, such payments would be taxed as a short-term capital gain.
If the Notes are automatically called prior to the Maturity Date or if you receive on the Maturity Date an amount in cash equal to the Principal Amount (other than any cash Interest Payment in respect of the Debt Component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable Call Payment Date or the Maturity Date, as applicable.
Upon the taxable disposition of the Notes for cash (including cash settlement for an amount that is less than the principal amount, other than any cash interest payment in respect of the debt component, which would be includible in income by you in the manner described above), you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the Debt Component for more than one year at the time of such taxable disposition. If the Put Option Component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

TD SECURITIES (USA) LLC	P-13

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the Reference Asset and our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

TD SECURITIES (USA) LLC	P-14

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments), as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-15

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes will generally be offered to the public at the public offering price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-16

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-17